                                        REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES                   EXHIBIT 11
                                          COMPUTATION OF EARNINGS PER COMMON SHARE
                                                          UNAUDITED
                                            (In thousands except per share data)
                                                                 Six Months Ended         Three Months Ended
                                                                     June 30,                  June 30,
                                                              ----------------------    ----------------------
                                                                 1998         1997         1998         1997
                                                              ---------    ---------    ---------    ---------
Basic earnings:
      Net income                                              $ 236,311    $ 220,749    $ 118,837    $ 110,505
      Less preferred stock dividends                            (13,175)     (11,712)      (6,573)      (5,274)
      Less dividends on restricted stock plan shares             (1,747)      (1,529)        (882)        (794)
                                                              ---------    ---------    ---------    ---------
      Net income applicable to common stock- basic            $ 221,389    $ 207,508    $ 111,382    $ 104,437
                                                              =========    =========    =========    =========

Average common shares outstanding - excluding restricted
      stock plan shares                                         104,795      105,912      104,691      105,632
                                                              =========    =========    =========    =========

Basic earnings per common share                               $    2.11    $    1.96    $    1.06    $    0.99
                                                              =========    =========    =========    =========

Diluted earnings:
      Net income applicable to common stock - basic           $ 221,389    $ 207,508    $ 111,382    $ 104,437
      Dividend adjustment on restricted stock plan
           shares to reflect shares assumed issued                  883          834          470          483
                                                              ---------    ---------    ---------    ---------
      Net income applicable to common stock - diluted         $ 222,272    $ 208,342    $ 111,852    $ 104,920
                                                              =========    =========    =========    =========

Shares:
      Average common shares outstanding - excluding
           restricted  stock plan shares                        104,795      105,912      104,691      105,632
      Net shares assumed issued under restricted stock plan       1,816        1,393        1,883          988
      Shares assumed issued on exercise of stock options             83          107           78          104
                                                              ---------    ---------    ---------    ---------

Average common shares outstanding                               106,694      107,412      106,652      106,724
                                                              =========    =========    =========    =========

Diluted earnings per common share                             $    2.08    $    1.94    $    1.05    $    0.98
                                                              =========    =========    =========    =========
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